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                                                                    EXHIBIT 23.2

To the Board of Directors and Stockholders
Optical Coating Laboratory, Inc.:

        We consent to the incorporation by reference in the Registration Statement on Form S-3 of Optical Coating Laboratory, Inc. of our report dated November 26, 1997, relating to the balance sheets of Flex Products, Inc. as of November 2, 1997, and November 3, 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the October 31, 1998, annual report on Form 10-K of Optical Coating Laboratory, Inc., and to the use of such report appearing herein. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ KPMG LLP
San Francisco, California
April 22, 1999